SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 29, 2009
ENPRO INDUSTRIES, INC.

(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945

(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)
5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

(Address of principal executive offices, including zip code)
(704) 731-1500

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 29, 2009, at the 2009 annual meeting of shareholders of EnPro Industries, Inc. (the “Company”), the shareholders of the Company voted to approve amendments to the Company’s Amended and Restated 2002 Equity Compensation Plan (the “Equity Compensation Plan”). A description of the Equity Compensation Plan, as amended, was included in the Company’s definitive proxy statement for the 2009 annual meeting of shareholders filed with the Securities and Exchange Commission on March 24, 2009. The Company incorporates by reference such description from its definitive proxy statement, which description appears under the heading “Proposal 2 — Approval of Amendment and Restatement of the Amended and Restated 2002 Equity Compensation Plan.”
     On April 28, 2009, the Compensation and Human Resources Committee of the Company’s Board of Directors awarded, subject to shareholder approval of the amendment and restatement of the Equity Compensation Plan at the 2009 annual meeting of shareholders, restricted share units under the Equity Compensation Plan to certain of its executive officers and employees. The following table sets forth the restricted share unit awards made to the Company’s executive officers who are listed in the summary compensation table of the Company’s definitive proxy statement for its 2009 annual meeting of shareholders.

Executive Officer	Restricted Share Units

Stephen E. Macadam	37,433
President and Chief Executive Officer

William Dries	14,037
Senior Vice President and Chief Financial Officer

Richard L. Magee	10,880
Senior Vice President, General Counsel and Secretary

J. Milton Childress II	4,011
Vice President, Strategic Planning & Business Development

Donald G. Pomeroy II	2,607
Vice President
     For each recipient of a restricted share unit award, one-half of the restricted share units so awarded will vest on the third anniversary of the grant date and the remaining one-half of the restricted share units so awarded will vest on the fourth anniversary of the grant date, provided that the restricted share units will vest immediately upon:
•	a change in control (as defined in the Equity Compensation Plan);

•	termination of employment due to the recipient’s death; or

•	termination of employment due to the recipient’s becoming totally disabled under the Company’s Long-term Disability Plan
In addition, in the event of termination of the recipient’s employment as a result of retirement under the Company’s Salaried Retirement Plan, the restricted share units will become immediately vested upon the earlier of the third anniversary of the grant date or the date of the recipient’s death, in each case in the following amounts: one-third of the restricted share units will become vested if retirement occurs on or after the first anniversary of the grant date but before the second anniversary of the grant date, two-thirds of the restricted share units will become vested if retirement occurs on or after the second anniversary of the grant date but before the third anniversary of the grant date, and all of the unvested restricted share units will become vested if retirement occurs on or after the third anniversary of the grant date.

     In the event the recipient’s employment with the Company terminates prior to the vesting of any restricted share units, such unvested restricted share units will be forfeited as of the date of termination, except for a termination resulting from the recipient’s death, the recipient’s becoming totally disabled under the Company’s Long-term Disability Plan or the recipient’s retirement under the Company’s Salaried Retirement Plan.
     Upon the vesting of a restricted share unit, the recipient will be entitled to receive from the Company one share of the Company’s common stock plus a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of common stock from the date of grant to and including the date of vesting.
     Restricted share units may not be transferred. Restricted share units represent only the recipient’s right to receive payment upon the vesting of the restricted share unit and the recipient does not have any right to vote any restricted share unit in a matter presented for a vote of the holders of the Company’s common stock and is not entitled to receive any dividends paid on the Company’s common stock when such dividends are paid.
     A copy of the form of the Restricted Share Units Award Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Exhibits

Exhibit 10.1 — Form of EnPro Industries, Inc. Restricted Share Units Award Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2009

ENPRO INDUSTRIES, INC.

	By:	/s/ William Dries

William Dries Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Form of EnPro Industries, Inc. Restricted Share Units Award Agreement

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